UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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GameStop Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2020

GameStop Corp.

(Exact name of Registrant as specified in its charter)

Delaware	1-32637	20-2733559
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, TX 76051

(817) 424-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock	GME	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition.

The information in this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this report, except as shall be expressly set forth by specific reference in such a filing.

On June 4, 2020, GameStop Corp. (the “Company”) issued a press release announcing certain preliminary unaudited financial information for its fiscal quarter ended May 2, 2020 (the “Preliminary Results Release”). A copy of the Preliminary Results Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Company makes reference to non-GAAP financial information in the press release. A reconciliation of these non-GAAP financial measures and other financial measures is provided in the Preliminary Results Release incorporated herein.

Item 7.01	Regulation FD Disclosures.

The information in this Item 7.01, including Exhibits 99.2 and 99.3, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act, or the Exchange Act, whether made before or after the date of this report, except as shall be expressly set forth by specific reference in such a filing.

Exchange Offer Press Release

On June 4, 2020, the Company issued a press release announcing the launch of an offer to exchange (the “Exchange Offer”) any and all of its outstanding $414.6 million aggregate principal amount of 6.75% senior notes due 2021 (the “Existing Notes”) by eligible holders for up to $414.6 million of newly issued 10.00% senior secured notes due 2023 (the “New Notes”). The New Notes will be guaranteed on the same basis as the Existing Notes and will be secured by first-priority liens on most of the Company’s and the Guarantors’ assets other than the Company’s and the Guarantors’ credit card receivables, inventory, pledged deposit accounts and related assets (subject to certain exceptions, the “ABL Collateral”) and real property, and by second-priority liens on the ABL Collateral, in each case, subject to certain exceptions and permitted liens. Holders that validly tender and do not withdraw their Existing Notes prior to 5:00 pm New York City time on June 17, 2020 (the “Early Tender Date”) and that are accepted for exchange will receive $1,000 principal amount of New Notes for each $1,000 principal amount of Existing Notes and their related consent to amend the indenture for the Existing Notes. Holders of Existing Notes who validly tender their Existing Notes subsequent to the Early Tender Date and that are accepted for exchange will receive $950 principal amount of New Notes for each $1,000 principal amount of Existing Notes and their related consent validly tendered prior to 11:59 p.m. New York City time on July 1, 2020 (the “Expiration Date”). The Early Tender Date and/or the Expiration Date may be extended at the sole discretion of the Company and the consummation of the Exchange Offer following the Expiration Date is subject to customary conditions, including the requisite consents to amend the indenture for the Existing Notes.

The closing of the Exchange Offer is conditioned on, among other things, the satisfaction or waiver of certain conditions set forth in the offering memorandum of the Exchange Offer. A copy of the press release announcing the Exchange Offer is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Excerpts from Exchange Offer Offering Memorandum

The information contained in Exhibit 99.3 attached hereto and incorporated herein by reference is excerpted from an offering memorandum and consent solicitation statement, dated June 4, 2020 (the “Offering Memorandum”) that is being disseminated to certain eligible holders of Existing Notes in connection with the Exchange Offer.

This Current Report on Form 8-K (the “Current Report”), including the information incorporated by reference herein, is neither an offer to sell nor a solicitation of an offer to buy any of the Existing Notes or the New Notes, nor is the Exchange Offer being made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities, blue sky or other laws of any such jurisdiction.

Item 8.01	Other Events.

In light of recent developments including developments relating to the COVID-19 pandemic, the Company is amending and restating risk factors under the heading “Risks Related to Our Business” that were included in Item 1A. Risk Factors of its Annual Report on Form 10-K for the fiscal year ended February 1, 2020 (the “Form 10-K”) filed with the Securities and Exchange Commission on March 27, 2020. A copy of the amended and restated risk factors is attached hereto as Exhibit 99.4 and is incorporated herein by reference. The impact of the COVID-19 pandemic may also exacerbate risks discussed elsewhere in the Form 10-K.

Safe Harbor

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, including expectations as to future operating profit improvement. Such statements include without limitation those about the Company’s preliminary estimated financial results, expectations and other statements that are not historical facts. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those reflected or described in the forward-looking statements: the results of the Exchange Offer; macroeconomic pressures, including the effects of COVID-19 on consumer spending; the impact of the COVID-19 pandemic on the Company’s business and financial results; the economic, social and political conditions or civil unrest in the U.S. and certain international markets; the cyclicality of the video game industry; the Company’s dependence on the timely delivery of new and innovative products from its vendors; the impact of technological advances in the video game industry and related changes in consumer behavior on the Company’s sales; the Company’s ability to keep pace with changing industry technology and consumer preferences; the impact of international crises and trade restrictions and tariffs on the delivery of the Company’s products; the Company’s ability to obtain favorable terms from its suppliers; the international nature of the Company’s business; the Company’s dependence on sales during the holiday selling season; fluctuations in the Company’s results of operations from quarter to quarter; the Company’s ability to de-densify its global store base; the Company’s ability to renew or enter into new leases on favorable terms; the competitive nature of the Company’s industry; the Company’s ability to attract and retain executive officers and key personnel; the adequacy of the Company’s management information systems; the Company’s reliance on centralized facilities for refurbishment of its pre-owned products; the Company’s ability to react to trends in pop culture with regard to its sales of collectibles and our dependence on licensed products for a substantial portion of such sales; the Company’s ability to maintain security of its customer, employee or company information; potential harm to the Company’s reputation; the Company’s ability to maintain effective control over financial reporting; the Company’s vendors’ ability to provide marketing and merchandise support at historical levels; restrictions on the Company’s ability to purchase and sell pre-owned video games; potential decrease in popularity of certain types of video games; changes in the Company’s global tax rate; potential future litigation and other legal proceedings; changes in accounting rules and regulations; and the Company’s ability to comply with federal, state, local and international law. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and the Company’s other filings made from time to time with the SEC and available at the SEC’s Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this Current Report speak only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by GameStop Corp., dated June 4, 2020.

99.2	Press Release issued by GameStop Corp., dated June 4, 2020.

99.3	Excerpts from Offering Memorandum.

99.4	Risk Factors Update.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
(Registrant)

Date: June 4, 2020	By:	/s/ James A. Bell
	Name:	James A. Bell
	Title:	Executive Vice President and Chief Financial Officer

Exhibit 99.1

GameStop Announces First Quarter Fiscal 2020 Preliminary Results

Grapevine, Texas (June 4, 2020) - GameStop Corp. (NYSE: GME) (“the Company”) today announced certain preliminary unaudited financial information for the first quarter ended May 2, 2020.

George Sherman, GameStop’s Chief Executive Officer, stated: “As we navigate the global COVID-19 pandemic, our priority continues to be the safety and well-being of our employees, customers and business partners. Despite the disruption caused by the pandemic, we are pleased to see our strategic investments in omni-channel capabilities allow us to deliver on the increased demand for gaming, entertainment and remote work products. Our Buy Online Pickup in Store capabilities enabled many of our stores to safely open for contactless curbside pickup. Importantly, the U.S.-based stores conducting this limited curbside offering were able to meet or exceed their sales plans during the second half of the quarter which is a true testament to our ability to fully capitalize on both our omni-channel capabilities and our leadership position in gaming. I would like to thank all of our associates and business partners for their dedication and commitment during this unprecedented time. We have begun safely reopening our stores around the world as conditions and government regulations permit, and look forward to the day our fleet can be fully operational again. We believe we have, and are continuing to, take the appropriate steps to preserve liquidity, including disciplined management of all expenses, working capital, and capital expenditures as we continue to manage through the current environment, positioning the Company to emerge even stronger when in-store operations resume in totality.”

Preliminary Unaudited First Quarter Fiscal 2020 Results:

As a result of the spread of COVID-19 around the world, the Company’s various operations across 14 countries were negatively impacted during the quarter. Approximately 76% of the Company’s 1,802 international stores temporarily closed for business beginning in March. As previously announced, on March 22, 2020, the Company temporarily closed all 3,526 of its U.S. locations – with approximately 65% of the locations conducting a limited curbside pickup offering. During the final six-weeks of the fiscal first quarter, approximately 10% of the global fleet remained fully open and accessible to customers, approximately 42% remained open for limited curbside delivery and 48% remained fully closed.

Importantly, in Australia where all stores remained open for business during the first quarter, increased demand drove an approximately 35% comparable store sales increase. As a result, the Company anticipates its Australia / New Zealand segment to contribute a higher percentage of sales as compared to the prior year fiscal quarter, while the relative contribution from its Europe segment will decline.

On a preliminary basis for the 13-weeks ended May 2, 2020 compared to the 13-weeks ended May 4, 2019:

•	Total global sales are expected to decrease in the range of 33% to 35% from $1.5 billion in the prior year fiscal quarter.

•

Comparable store sales are expected to decrease in the range of approximately 30% to 31%. Excluding stores that were closed during the first quarter as a result of the COVID-19 pandemic, comparable store sales are expected to decline in the range of approximately 16% to 17%.

•

The Company expects hardware sales to be a larger percentage, and software sales to be a smaller percentage, of total sales in the first quarter of fiscal 2020 compared to the prior year fiscal quarter.

•

Cash flow from operations is expected to be approximately ($49) million compared to ($665) million in the prior year fiscal quarter. The decrease in cash used in operations is primarily attributable to the Company’s focus on optimizing the cash conversion cycle and carrying more efficient levels of inventory, which resulted in accounts payable at the beginning of the first quarter of fiscal 2020 being approximately $671.1 million lower than at the beginning of the prior year fiscal quarter.

•

Inventory at quarter end is expected to decline by approximately 43%, or $500 million, to approximately $650 million compared to $1.1 billion in the first quarter of fiscal 2019. The Company expects to record $13.5 million related to inventory reserves and obsolescence in the first quarter of fiscal 2020 compared to $9.6 million in the first quarter of fiscal 2019.

•	Accounts payable for the quarter is expected to decrease approximately 54%, or $245 million, to approximately $212 million compared to $458 million in the first quarter of fiscal 2019.

•

Net (loss) income is expected to be in the range of ($172) million to ($162) million compared to approximately $6.8 million in the prior year fiscal quarter, and includes approximately $53 million in non-cash tax charge associated with the valuation allowance against the Company’s deferred tax assets.

•	Adjusted EBITDA is expected to be in the range of ($79) million to ($74) million compared to $43 million in the prior year fiscal quarter (See Reconciliation Schedule I.)

The Company’s expected total sales, comparable store sales, adjusted EBITDA and cash flows from operations for the quarter ended May 2, 2020, and expected inventory and accounts payable at quarter-end, are estimates and subject to completion of the quarter-end closing process and adjustments. Accordingly, this information may change.

Liquidity

As of May 2, 2020, the Company had approximately $570 million in total cash, reflecting $135 million drawn under its revolving credit facility. As of June 3, 2020, the Company had reduced its outstanding borrowings under its revolving facility to approximately $100 million. The Company continues to expect it will have sufficient liquidity and financial flexibility to fund its operations and navigate the current environment. Given effective working capital management, the Company expects to have total cash and liquidity between $575 million and $625 million as of the end of its second fiscal quarter.

Store Operations Update

The Company continues to phase the reopening of its stores across all operating countries where restrictions related to the global pandemic have been lifted, and according to the mandates provided by country, state and local officials, including the implementation of strict sanitary processes and social distancing measures. As a result, at the end of May 2020, the Company had approximately 85% of its U.S. locations open to limited customer access or curbside delivery, and approximately 90% of its international locations open.

Subsequently, given the recent social unrest experienced in various cities across the United States, the Company has temporarily closed approximately 90 stores that were previously reopened, to protect the safety of associates and customers. Approximately 30 of these locations will be closed for the foreseeable future given extensive physical damage.

First Quarter Fiscal 2020 Earnings Call Details:

The Company anticipates announcing first quarter fiscal 2020 earnings results after the market closes on June 9, 2020. The company will host an investor conference call with management at 5:00 pm ET on the same day to review the company’s financial results. The phone number for the call is 877-451-6152 and the confirmation code is 13703604. This call, along with supplemental information, can also be accessed at GameStop’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop

GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is the world’s largest video game retailer, operates approximately 5,300 stores across 14 countries, and offers the best selection of new and pre-owned video gaming consoles, accessories and video game titles, in both physical and digital formats. GameStop also offers fans a wide variety of POP! vinyl figures, collectibles, board games and more. Through GameStop’s unique buy-sell-trade program, gamers can trade in video game consoles, games, and accessories, as well as consumer electronics for cash or in-store credit. The company’s consumer product network also includes www.gamestop.com and Game Informer® magazine, the world’s leading print and digital video game publication.

General information about GameStop Corp. can be obtained at the Company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Cautionary Statement Regarding Forward-Looking Statements - Safe Harbor

Expectations about quarterly results are based on preliminary unaudited information about the first fiscal quarter of 2020 and are subject to revision. Although the quarter is now completed, the Company is still in the early stages of standard financial reporting closing procedures. Accordingly, as normal quarter-end closing and review processes conclude, actual results could differ materially from these preliminary results. Factors that could cause actual results for the quarter to differ materially from those contemplated by these forward-looking statements include, but are not limited to, inaccurate assumptions; unrecorded expenses; changes in estimates or judgments; and facts or circumstances affecting the application of the Company’s critical accounting policies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, including expectations as to future operating profit improvement. Such statements include without limitation those about the Company’s preliminary estimated financial results, expectations and other statements that are not historical facts. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those reflected or described in the forward-looking statements: macroeconomic pressures, including the effects of COVID-19 on consumer spending; the impact of the COVID-19 pandemic on the Company’s business and financial results; the economic, social and political conditions or civil unrest in the U.S. and certain international markets; the cyclicality of the video game industry; the Company’s dependence on the timely delivery of new and innovative products from its vendors; the impact of technological advances in the video game industry and related changes in consumer behavior on the Company’s sales; the Company’s ability to keep pace with changing industry technology and consumer preferences; the impact of international crises and trade restrictions and tariffs on the delivery of the Company’s products; the Company’s ability to obtain favorable terms from its suppliers; the international nature of the Company’s business; the Company’s dependence on sales during the holiday selling season; fluctuations in the Company’s results of operations from quarter to quarter; the Company’s ability to de-densify its global store base; the Company’s ability to renew or enter into new leases on favorable terms; the competitive nature of the Company’s industry; the Company’s ability to attract and retain executive officers and key personnel; the adequacy of the Company’s management information systems; the Company’s reliance on centralized facilities for refurbishment of its pre-owned products; the Company’s ability to react to trends in pop culture with regard to its sales of collectibles and our dependence on licensed products for a substantial portion of such sales; the Company’s ability to maintain security of its customer, employee or company information; potential harm to the Company’s reputation; the Company’s ability to maintain effective control over financial reporting; the Company’s vendors’ ability to provide marketing and merchandise support at historical levels; restrictions on the Company’s ability to purchase and sell pre-owned video games; potential decrease in popularity of certain types of video games; changes in the Company’s global tax rate; potential future litigation and other legal proceedings; changes in accounting rules and regulations; and the Company’s ability to comply with federal, state, local and international law. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, the subsection entitled “Risks Related to Our Business” of Item 1A of which has been amended and restated in GameStop’s Current Report on Form 8-K filed on June 4, 2020 and our other filings made from time to time with the SEC and available at the SEC’s Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

GameStop Corp.

Schedule I

(in millions)

(unaudited)

Non-GAAP results

The following table reconciles Adjusted EBITDA to net (loss) income for the periods specified below. We have provided a low and high range for the 13 weeks ended May 2, 2020 as our results are preliminary and have not yet been finalized. Income tax expense for the 13 weeks ended May 2, 2020 includes the current estimate of a $53.0 million valuation allowance on our deferred tax assets.

	13 Weeks Ended May 2, 2020		13 Weeks Ended May 4, 2019
	Low	High
Reconciliation of Adjusted EBITDA to Net (Loss) Income
Net (loss) income	$(171.8)	$(161.9)	$6.8
Loss from discontinued operations, net of tax	0.6	0.6	0.7

(Loss) income from continuing operations	$(171.2)	$(161.3)	$7.5
Interest expense, net	6.7	6.7	7.7
Depreciation and amortization	21.5	21.5	23.3
Income tax expense	52.9	47.9	2.3

EBITDA	$(90.1)	$(85.2)	$40.8

Stock-based compensation	1.8	1.8	1.9
Transformation costs	1.5	1.5	—
Business divestitures	1.4	1.4	—
Property, equipment & other asset impairments	3.9	3.9	—
Severance and other	2.4	2.4	—

Adjusted EBITDA	$(79.1)	$(74.2)	$42.7

Non-GAAP Measures and Other Metrics

Adjusted EBITDA is a supplemental financial measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations.

We define Adjusted EBITDA as net income (loss) before income taxes, plus interest expense, net and depreciation and amortization, excluding stock-based compensation, transformation costs, business divestitures, asset impairments, severance and other non-cash charges. Net income (loss) is the GAAP financial measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measures should not be considered as an alternative to the most directly comparable GAAP financial measures. Furthermore, non-GAAP financial measures have limitations as an analytical tool because they exclude some but not all items that affect the most directly comparable GAAP financial measures, and you should not consider them in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations include:

•	certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure;

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We compensate for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measure, understanding the differences between the GAAP and non-GAAP financial measures and incorporating these data points into our decision-making process. Adjusted EBITDA is provided in addition to, and not as an alternative to, the Company’s financial results prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined and determined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Contact

GameStop Corp. Investor Relations

(817) 424-2001

investorrelations@gamestop.com

Exhibit 99.2

News Release

GameStop Announces Exchange Offer and Consent Solicitation

GRAPEVINE, Texas, June 4, 2020 (GLOBE NEWSWIRE) — GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) today announced that it has commenced a private offer to certain eligible noteholders described below to exchange any and all of its outstanding $414,600,000 aggregate principal amount of 6.75% Senior Notes due 2021 (CUSIP Nos 36467WAB5 and U36328AB5, ISINs US36467WAB54 and USU36328AB58) (the “Existing Notes”) for newly issued 10.00% Senior Secured Notes due 2023 (the “New Notes”), upon the terms and conditions set forth in the Offering Memorandum and Consent Solicitation Statement (the “Offering Memorandum”) dated June 4, 2020 (the “Exchange Offer”).

The New Notes are being offered to provide the Company additional financial flexibility by replacing and extending the maturity of the Existing Notes validly tendered in the Exchange Offer until 2023.

Eligible holders who validly tender and do not validly withdraw their Existing Notes in the Exchange Offer prior to 5:00 p.m., New York City time, on June 17, 2020 (the “Early Tender Date”) and that are accepted for exchange will receive $1,000 in principal amount of New Notes per $1,000 principal amount of Existing Notes. For any Existing Notes validly tendered after the Early Tender Date but before the Expiration Date (as defined below) and that are accepted for exchange, eligible holders will receive $950 in principal amount of New Notes per $1,000 principal amount of Existing Notes. Eligible holders who validly tender and do not validly withdraw their Existing Notes will also receive accrued and unpaid interest in cash on their Existing Notes accepted for exchange to, but not including, the settlement date for the Exchange Offer.

The New Notes will be guaranteed on the same basis as the Existing Notes by each of the Company’s existing and future domestic subsidiaries that guarantee certain of the Company’s indebtedness or indebtedness of guarantors (the “Guarantors”), including under the credit agreement governing the Company’s asset-based revolving credit facility (the “ABL Facility”), and will be secured by first-priority liens on most of the Company’s and the Guarantors’ assets other than assets that secure our ABL Facility as described in the Offering Memorandum (the “ABL Priority Collateral”) and by second-priority liens on the ABL Priority Collateral, in each case, subject to certain exceptions and permitted liens. The New Notes will mature on March 15, 2023.

In conjunction with the Exchange Offer, GameStop is soliciting consents (the “Consent Solicitation”) to eliminate substantially all of the restrictive covenants, certain affirmative covenants and certain events of default contained in the indenture governing the Existing Notes. The Exchange Offer is conditioned upon the consummation of the Consent Solicitation and certain other conditions. Holders who tender their Existing Notes in the Exchange Offer must also, and will be deemed to, deliver their consents with respect to such Existing Notes pursuant to the Consent Solicitation.

The Exchange Offer and Consent Solicitation will expire at 11:59 p.m., New York City time, on July 1, 2020 (as it may be extended, the “Expiration Date”). Tendered Existing Notes may be validly withdrawn at any time until the earlier of (i) 5:00 p.m., New York City time, on June 17, 2020, and (ii) the receipt of consents in the Consent Solicitation from holders of at least a majority in aggregate principal amount of Existing Notes outstanding.

Available Documents and Other Details

Documents relating to the Exchange Offer and the Consent Solicitation will only be distributed to noteholders who complete and return an eligibility form confirming that they are either a “qualified institutional buyer” under Rule 144A or a non-U.S. person under Regulation S who is a “non-U.S. qualified offeree” (as defined in the eligibility form) for purposes of applicable securities laws. Non-U.S. persons may also be subject to additional eligibility criteria. Only holders of Existing Notes who certify that they satisfy one of the foregoing conditions are eligible to participate in the Exchange Offer. Persons who are not eligible holders may not receive and review the Offering Memorandum nor may they participate in the Exchange Offer. Noteholders who desire to complete an eligibility form should either visit the website for this purpose at www.dfking.com/gamestop or request instructions by sending an e-mail to gamestop@dfking.com or calling D.F. King & Co., Inc., the information agent for the Exchange Offer and Consent Solicitation, at 866-829-0135.

The complete terms and conditions of the Exchange Offer and Consent Solicitation are set forth in the Offering Memorandum. This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to purchase the New Notes nor a solicitation of any consents in the Consent Solicitation. The Exchange Offer and Consent Solicitation are only being made pursuant to, and this press release is qualified by reference to, the Offering Memorandum. The Exchange Offer is not being made to holders of Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The New Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws and, unless so registered, the New Notes may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person, except pursuant to an exemption from the registration requirements thereof.

The Exchange and Information Agent for the Exchange Offer and Consent Solicitation is D.F. King & Co., Inc. and can be contacted by calling 866-829-0135 or emailing gamestop@dfking.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, including expectations as to future operating profit improvement. Such statements include without limitation those about the Company’s preliminary estimated financial results, expectations and other statements that are not historical facts. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those reflected or described in the forward-looking statements: the results of the Exchange Offer, macroeconomic pressures, including the effects of COVID-19 on consumer spending; the impact of the COVID-19 pandemic on the Company’s business and financial results; the economic, social and political conditions or civil unrest in the U.S. and certain international markets; the cyclicality of the video game industry; the Company’s dependence on the timely delivery of new and innovative products from its vendors; the impact of technological advances in the video game industry and related changes in consumer behavior on the Company’s sales; the Company’s ability to keep pace with changing industry technology and consumer preferences; the impact of international crises and trade restrictions and tariffs on the delivery of the Company’s products; the Company’s ability to obtain favorable terms from its suppliers; the international nature of the Company’s business; the Company’s dependence on sales during the holiday selling season; fluctuations in the Company’s results of operations from quarter to quarter; the Company’s ability to de-densify its global store base; the Company’s ability to renew or enter into new leases on favorable terms; the competitive nature of the Company’s industry; the Company’s ability to attract and retain executive officers and key personnel; the adequacy of the Company’s management information systems; the Company’s reliance on centralized facilities for refurbishment of its pre-owned products; the Company’s ability to react to trends in pop culture with regard to its sales of collectibles and our dependence on licensed products for a substantial portion of such sales; the Company’s ability to maintain security of its customer, employee or company information; potential harm to the Company’s reputation; the Company’s ability to maintain effective control over financial reporting; the Company’s vendors’ ability to provide marketing and merchandise support at historical levels; restrictions on the Company’s ability to purchase and sell pre-owned video games; potential decrease in popularity of certain types of video games; changes in the Company’s global tax rate; potential future litigation and other legal proceedings; changes in accounting rules and regulations; and the Company’s ability to comply with federal, state, local and international law. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, the subsection entitled “Risks Related to Our Business” of Item 1A of which has been amended and restated in GameStop’s Current Report on Form 8-K filed on June 4, 2020 and our other filings made from time to time with the SEC and available at the SEC’s Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact:

GameStop Corp. Investor Relations

(817) 424-2001

investorrelations@gamestop.com

About GameStop

GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is the world’s largest video game retailer, operates approximately 5,300 stores across 14 countries, and offers the best selection of new and pre-owned video gaming consoles, accessories and video game titles, in both physical and digital formats. GameStop also offers fans a wide variety of POP! vinyl figures, collectibles, board games and more. Through GameStop’s unique buy-sell-trade program, gamers can trade in video game consoles, games, and accessories, as well as consumer electronics for cash or in-store credit. The company’s consumer product network also includes www.gamestop.com and Game Informer® magazine, the world’s leading print and digital video game publication. General information about GameStop Corp. can be obtained at the Company’s corporate website.

Exhibit 99.3

Excerpts from Offering Memorandum

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth summary historical consolidated financial data as of February 1, 2020 and February 2, 2019 and for the three years ended February 1, 2020, February 2, 2019 and February 3, 2018. The data was derived from our audited consolidated financial statements included in our 2020 Form 10-K, which is incorporated by reference herein. The historical financial information may not be indicative of our future performance. This information is only a summary and the financial data below should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Form 10-K.

	Fiscal years ended
	February 1, 2020		February 2, 2019	February 3, 2018
($ in millions)
Statement of operations data:
Net sales	$6,466.0		$8,285.3	$8,547.1
Cost of sales	4,557.3		5,977.2	6,062.2

Gross profit	1,908.7		2,308.1	2,484.9
Selling, general and administrative expenses	1,922.7		1,994.2	2,031.9
Goodwill impairments(1)	363.9		970.7	—
Asset impairments(2)	21.7		45.2	13.8

Operating (loss) earnings	(399.6)		(702.0)	439.2
Interest income	(11.3)		(5.7)	(1.5)
Interest expense	38.5		56.8	56.8

(Loss) earnings from continuing operations before income taxes	(426.8)		(753.1)	383.9
Income tax expense	37.6		41.7	153.5

Net (loss) income from continuing operations	$(464.4)		$(794.8)	$230.4
(Loss) income from discontinued operations, net of tax(3)	(6.5)		121.8	(195.7)

Net (loss) income	$(470.9)		$(673.0)	$34.7

Cash flow data:
Net cash flows (used in) provided by operating activities	$(414.5)		$325.1	$434.9
Net cash flows (used in) provided by investing activities	(60.9)		635.5	(60.6)
Net cash flows (used in) provided by financing activities	(644.7)		(174.7)	(202.5)
Capital expenditures	78.5		93.7	113.4

Balance sheet data (end of year):
Cash and cash equivalents	$499.4		$1,624.4
Receivables, net	141.9		134.2
Merchandise inventories, net	859.7		1,250.5
Total assets	2,819.7		4,044.3
Total debt	419.8		820.8
Total liabilities	2,208.2		2,708.1
Total stockholders’ equity	611.5		1,336.2

Other operating and financial data

Comparable store sales (decrease) increase	(19.4)%		(0.3)%	5.8%
Number of stores at fiscal year end	5,509		5,830	5,947
Adjusted EBITDA(4)	$167.4		$468.9	$636.0

As adjusted financial data(5)

Ratio of Adjusted EBITDA to interest expense(4)	4.4	x
Ratio of total debt to Adjusted EBITDA(4)	2.5	x

(1)

During the second quarter of fiscal 2019, we determined that a triggering event occurred as a result of a sustained decline in our market capitalization; therefore, we performed an interim impairment test for our goodwill. As a result of the interim impairment test, we recognized a goodwill impairment charge totaling $363.9 million related to our United States segment. We have no remaining goodwill as a result of the impairment charge. In fiscal 2018, we recognized goodwill impairment charges of $970.7 million related to our continuing operations. No goodwill impairment charges related to continuing operations were recognized in fiscal 2017.

(2)

We recognized store and other asset impairment charges of $10.7 million, $2.1 million and $2.8 million in fiscal 2019, fiscal 2018 and fiscal 2017, respectively. Store and other asset impairment charges relate to our evaluation of store property, equipment and other assets in situations where an asset’s carrying value was not expected to be recovered by its future cash flows over its remaining useful life. Additionally, we recognized a $8.7 million corporate aircraft impairment charge in fiscal 2019.

As a result of an impairment test performed during fiscal 2019, we recognized a charge of $2.3 million related to our ThinkGeek trade name. During fiscal 2018, we recognized impairment charges of $31.9 million and $5.3 million related to our Micromania trade name and ThinkGeek trade name, respectively, and fully impaired the remaining carrying value of $5.9 million associated with ThinkGeek customer relationships. In fiscal 2017 we recognized an impairment charge of $11.0 million associated with our Simply Mac Apple dealer agreement intangible asset. See Note 5, “Fair Value Measurements and Financial Instruments” and Note 7, Goodwill and Intangible Assets” of the notes to the consolidated financial statements, included in Item 8, “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended February 1, 2020.

(3)

On January 16, 2019, we completed the sale of all of the equity interest in our wholly-owned subsidiary Spring Communications Holding, Inc. (“Spring Mobile”) to Prime Acquisition Company, LLC (“Prime”), a wholly-owned subsidiary of Prime Communications, L.P., pursuant to an equity purchase agreement dated as of November 21, 2018 (the “Equity Purchase Agreement”). The net cash proceeds received from the sale totaled $727.9 million. The net proceeds received at closing consisted of the purchase price of $700.0 million less $10.5 million of transaction costs, plus preliminary adjustments totaling $38.4 million for working capital and indebtedness. We recognized a gain on sale of $100.8 million ($65.4 million, net of tax) during fiscal 2018. During fiscal 2019, we were unable to settle on proposed working capital adjustments with Prime and, as a result, the proposed adjustments were submitted to arbitration proceedings under the terms of the Equity Purchase Agreement. During the fourth quarter of fiscal 2019, we recognized a charge of $5.5 million ($4.2 million, net of tax) related to the final working capital adjustments settled through arbitration proceedings. We have no significant contingencies or continuing involvement with Spring Mobile. The historical results of Spring Mobile, including the gain on sale, are reported as discontinued operations in our consolidated statements of operations for all periods presented.

(4)

Adjusted EBITDA is a supplemental financial measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations. We define Adjusted EBITDA as net income (loss) before income taxes, plus interest expense, net and depreciation and amortization, excluding stock-based compensation, transformation costs, business divestitures, asset impairments, severance and other non-cash charges. Net income (loss) is the GAAP financial measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measures should not be considered as an alternative to the most directly comparable GAAP financial measure. Furthermore, non-GAAP financial measures have limitations as an analytical tool because they exclude some but not all items that affect the most directly comparable GAAP financial measures. Some of these limitations include:

•	certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure;

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We compensate for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measure, understanding the differences between the GAAP and non-GAAP financial measures and incorporating these data points into our decision-making process. Adjusted EBITDA is provided in addition to, and not as an alternative to, the Company’s financial results prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined and determined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

2

The following table reconciles Adjusted EBITDA to net (loss) income for the periods specified below.

	Fiscal years ended
	February 1, 2020	February 2, 2019	February 3, 2018
($ in millions)
Reconciliation of Adjusted EBITDA to Net (Loss) Income
Net (loss) income	$(470.9)	$(673.0)	$34.7
Loss (income) from discontinued operations, net of tax	6.5	(121.8)	195.7

Net (loss) income from continuing operations	$(464.4)	$(794.8)	$230.4
Interest expenses, net	27.2	51.1	55.3
Depreciation and amortization	96.2	126.9	151.9
Income tax expense	37.6	41.7	153.5

EBITDA	$(303.4)	$(575.1)	$591.1
Stock-based compensation	8.9	10.7	25.6
Goodwill impairments	363.9	970.7	—
Asset impairments(a)	21.7	45.2	13.8
Transformation costs(b)	37.9	—	—
Business divestiture and other(c)	10.8	—	5.5
Severance and other(d)	27.6	17.4	—

Adjusted EBITDA(e)	$167.4	$468.9	$636.0

(a)	See “footnote (2)” for a description of asset impairment charges.
(b)	Relates primarily to professional fees incurred in connection with our Project Reboot initiative.
(c)	Fiscal 2019 reflects the sale of Simply Mac and our efforts to wind down operations in Denmark, Norway and Sweden.
(d)	Relates primarily to executive severance and accelerated stock compensation and other corporate severance payments.
(e)	Does not reflect run rate cost savings.

(5)

As adjusted financial data gives pro forma effect to the Exchange Offer, assuming participation by 70% of the aggregate principal amount of the Existing Notes prior to the Early Tender Date and no participation thereafter.

3

Exhibit 99.4

Risk Factors Update

These risk factors are intended to amend and restate the Risk Factors under the heading “Risks Related to Our Business” that were included in Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 (the “Form 10-K”) and should be read in conjunction with those other Risk Factors disclosed in the 10-K and the Company’s other filings made from time to time with the Securities and Exchange Commission.

Risks related to our business

Macroeconomic pressures in the markets in which we operate, including, but not limited to, the effects of COVID-19 may adversely affect consumer spending and our financial results.

To varying degrees, our products are sensitive to changes in macroeconomic conditions that impact consumer spending. As a result, consumers may be affected in many different ways, including for example:

•	whether or not they make a purchase;

•	their choice of brand, model or price-point; and

•	how frequently they upgrade or replace their video gaming consoles.

Real GDP growth, consumer confidence, the COVID-19 pandemic discussed in the following risk factor, inflation, employment levels, oil prices, interest rates, tax rates, housing market conditions, foreign currency exchange rate fluctuations, costs for items such as fuel and food and other macroeconomic trends can adversely affect consumer demand for the products and services that we offer. Geopolitical issues around the world and how our markets are positioned can also impact the macroeconomic conditions and could have a material adverse impact on our financial results.

The impact of the COVID-19 pandemic has had, and is expected to continue to have, an adverse effect on our business and our financial results.

The COVID-19 pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains and created significant volatility and disruption of financial markets. The COVID-19 pandemic has had and is expected to continue to have an adverse effect on our business and financial performance. The extent of the impact of the COVID-19 pandemic, including our ability to execute our business strategies as planned, will depend on future developments, including the duration and severity of the pandemic, which are highly uncertain and cannot be predicted.

In response to mandates and/or recommendations from federal, state and local authorities, as well as decisions we have made to protect the health and safety of our employees and consumers with respect to the COVID-19 pandemic, we temporarily closed or reduced operations in most our stores. Specifically, the Company closed approximately 76% of its 1,802 international stores for business in March and temporarily closed all 3,526 of its U.S. locations on March 22, 2020 – with approximately 65% available for curbside pickup.

As a result of these closures and reductions, we have reduced the hours of a significant amount of our employees. We may face store closure requirements and other operation restrictions with respect to some or all of our physical locations for prolonged periods of time due to, among other factors, evolving and stringent public health directives, quarantine policies, social distancing measures, or other governmental restrictions, which could have a further material impact on our sales and profits.

Concerns have rapidly grown regarding the outbreak of COVID-19. Consumer fears about becoming ill with the virus may continue, which will adversely affect traffic to our stores. Consumer spending generally may also be negatively impacted by general macroeconomic conditions and consumer confidence, including the impacts of any recession, resulting from the COVID-19 pandemic or other economic events. This may negatively impact sales at our stores and on our websites. Any reduction in customer visits to our stores, and/or spending at our stores or on our websites, will likely result in a loss of sales and profits and other material adverse effects.

The COVID-19 pandemic could impact our supply chain for products we sell, particularly as a result of mandatory shutdowns in locations where our products are manufactured or held for distribution. We could also see significant disruptions of the operations of our logistics, service providers, delays in shipments and negative impacts to pricing of certain of our products. Certain “big box” retailers with which we compete in the gaming market remained open during the shelter-in-place phase of the pandemic, and we believe this allowed such competitors to gain market share.

In addition, we have incurred, and will continue to incur costs in our response to the pandemic that we expect will be significant in total, including, but not limited to, costs incurred to implement operational changes adopted in response to the COVID-19 pandemic and certain payments to or other costs to employees who were not working as a result of the pandemic. If we do not respond appropriately to the pandemic, or if customers do not perceive our response to be adequate for a particular region or our company as a whole, we could suffer damage to our reputation and our brand, which could adversely affect our business in the future.

We are also taking certain actions and may take additional actions with respect to many of our existing leases during the COVID-19 pandemic, including negotiating with landlords for rent abatement or deferral, terminating certain leases, or discontinuing rent payments, which may subject us to legal, reputational and financial risks. We can provide no assurances that any rent deferrals or abatements will be provided to us.

The COVID-19 pandemic could also adversely affect our liquidity and ability to access the capital markets. Uncertainty regarding the duration of the COVID-19 pandemic may adversely impact our ability to raise additional capital, or require additional capital, or require additional reductions in capital expenditures that are otherwise needed to implement our strategies. While our business is seasonal and we typically anticipate cash usage in the first half of our fiscal year, such usage could continue for a longer duration if the severity of the pandemic does not abate. In March 2020, Standard and Poor’s Ratings Service downgraded their corporate credit rating of us from B+ to B- developing outlook. In April 2020, Moody’s Investors Service downgraded their corporate credit rating of us from B2 to Caa1 negative outlook. These downgrades, and any future reduction in our credit ratings, could result in reduced access to the credit and capital markets, more restrictive covenants in documents governing future financial instruments and higher interest costs, and potentially increased lease costs. Furthermore, as a result of the impact of the COVID-19 pandemic on our financial performance, we expect in future periods that our ability to borrow under the revolving credit facility will continue to be reduced to the extent that an additional borrowing or letter of credit would trigger the financial covenant if we would not be in compliance with such covenant at such time.

The extent of the impact of COVID-19 on our business and financial results will also depend on future developments, including the duration and spread of the pandemic, the implementation or recurrence of shelter in place or similar orders in the future, the impact of COVID-19 during the holiday shopping season, its impact on the financial markets in which we operate and spread to other regions, new information that may emerge concerning the severity of the virus and the related impact on consumer confidence and spending, all of which are highly uncertain. Therefore, we cannot reasonably estimate the full extent of the COVID-19 pandemic’s impact on our business and financial results.

Economic, social and political conditions or civil unrest in the U.S. and in certain international markets could adversely affect demand for the products we sell and the ability of our stores to remain open.

Sales of our products involve discretionary spending by consumers. Consumers are typically more likely to make discretionary purchases, including purchasing video game products, when there are favorable economic conditions. Consumer spending may be affected by many economic and other factors outside of the Company’s control. Some of these factors include consumer disposable income levels, consumer confidence in current and future economic conditions, levels of employment, consumer credit availability, consumer debt levels, inflation, political conditions and the effect of weather, natural disasters, public health crises, including the recent outbreak of COVID-19 and the related reduced consumer demand, decreased sales and widespread temporary closures. Adverse economic changes in any of the regions in which we sell our products could reduce consumer confidence. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. Socio-political factors, such as civil unrest or other economic or political uncertainties that contribute to consumer unease or harm to our store base, may also result in decreased discretionary spending. These and other social, political and economic factors could adversely affect demand for our products or cause certain of our stores to close, which would negatively impact our business, results of operations and financial condition.

The video game industry has historically been cyclical and is affected by the introduction of next-generation consoles, which could negatively impact the demand for existing products or our pre-owned business.

The video game industry has historically been cyclical in nature in response to the introduction and maturation of new technology. Following the introduction of new video game platforms, sales of these platforms and related software and accessories generally increase due to initial demand, while sales of older platforms and related products generally decrease as customers migrate toward the new platforms. In addition, the features of new consoles or changes to the existing generations of consoles, including any future restrictions or conditions or the ability to play prior generation video games on such consoles, may adversely affect our pre-owned business.

The current generation of consoles include the Sony PlayStation 4 (launched in 2013), Microsoft Xbox One (launched in 2013) and the Nintendo Switch (launched in 2017). The Sony PlayStation 4 and Microsoft Xbox One are nearing the end of their cycle as Sony and Microsoft have announced that their next generation consoles are expected to launch during the holiday period of 2020.

The COVID-19 pandemic could potentially cause material disruptions or delays in our supply chains that develop, manufacture and distribute new consoles (including the next generation consoles) and other products we sell. Such disruptions could result in lower levels of sales of next generation consoles as well as the accompanying video games and other products we sell during the holiday period of 2020, which could have a disproportionately material adverse impact on our financial results for the current year.

We depend upon the timely delivery of new and innovative products from our vendors.

We depend on manufacturers and publishers to deliver video game hardware, software, and consumer electronics in quantities sufficient to meet customer demand. In addition, we depend on these manufacturers and publishers to introduce new and innovative products and software titles to drive industry sales. We have experienced sales declines in the past due to a reduction in the number of new software titles available for sale. Any material delay in the introduction or delivery, or limited allocations, of hardware platforms or software titles could result in reduced sales. Any reduction in allocation of new hardware platforms or titles by vendors in preference to competitors, such as big box retailers, could have a material adverse impact on our financial results.

Disruptions and delays in our supply chains as a result of the COVID-19 pandemic could adversely impact manufacturers’ and publishers’ ability to meet our customer demand. Additionally, the prioritization of shipments of certain products as a result of the pandemic could cause delays in the shipment or delivery of our products. Such disruptions could result in reduced sales.

Technological advances in the delivery and types of video games and PC entertainment hardware and software, as well as changes in consumer behavior related to these new technologies, have and may continue to lower our sales.

The current consoles from Sony, Nintendo, and Microsoft have facilitated download technology. In addition, Microsoft sells disc-less consoles that are currently available to consumers. Downloading of video game content to the current generation video game systems continues to grow and take an increasing percentage of new video game sales. As a result of quarantine policies and social distancing measures enacted in response to the COVID-19 pandemic, consumers may increasingly download video game content, and any such changes to consumer behavior may continue after such policies and measures are rescinded. If consumers’ preference for downloading video game content continues to increase or these consoles and other advances in technology continue to expand our customers’ ability to access and download the current format of video games and incremental content for their games through these and other sources, our customers may no longer choose to purchase video games in our stores or reduce their purchases in favor of other forms of game delivery. As a result, our business and results of operations may be negatively impacted.

If we fail to keep pace with changing industry technology and consumer preferences, we will be at a competitive disadvantage.

The interactive entertainment industry is characterized by swiftly changing technology, evolving industry standards, frequent new and enhanced product introductions, rapidly changing consumer preferences and product obsolescence. Video games are now played on a wide variety of mediums, including mobile phones, tablets, social networking websites and other devices. Browser, mobile and social gaming is accessed through hardware other than the consoles and traditional hand-held video game devices we currently sell.

In order to continue to compete effectively in the video game industry, we need to respond effectively to technological changes and to understand their impact on our customers’ preferences. It may take significant time and resources to respond to these technological changes and changes in consumer preferences. Our business and results of operations may be negatively impacted if we fail to keep pace with these changes.

International events could delay or prevent the delivery of products to our suppliers.

Our suppliers rely on foreign sources, primarily in Asia, to manufacture a portion of the products we purchase from them. As a result, any event causing a disruption of imports, including natural disasters, public health crises, or the imposition of import or trade restrictions in the form of tariffs or quotas could increase the cost and reduce the supply of products available to us, which may negatively impact our business and results of operations. Furthermore, the COVID-19 pandemic has resulted in work stoppages at certain suppliers that are part of our supply chain. We have not experienced shortages in supply as a result of the interruptions, but if the work stoppages were to be prolonged or expanded in scope, there could be resulting supply shortages which could impact our ability to import certain products on schedule and, accordingly, could have an adverse effect on our business, financial condition and results of operations.

Our ability to obtain favorable terms from our suppliers may impact our financial results.

Our financial results depend significantly upon the business terms we can obtain from our suppliers, including competitive prices, unsold product return policies, advertising and market development allowances, freight charges and payment terms. We purchase substantially all of our products directly from manufacturers, software publishers and, in some cases, distributors. Our largest vendors are Nintendo, Sony, Microsoft, Electronic Arts and Take-Two Interactive, which accounted for 28%, 18%, 6%, 5% and 5%, respectively, of our new product purchases in fiscal 2019. If our suppliers do not provide us with favorable business terms or allocate reduced volumes of their products to us, we may not be able to offer products to our customers in sufficient volumes or at competitive prices. Vendors may request credit support which could require us to either use cash on hand or post letters of credit, which would reduce our liquidity available for other purposes.

Our international operations expose us to numerous risks.

We have international retail operations in Australia, Canada and Europe. Because release schedules for hardware and software introduction in these markets can sometimes differ from release schedules in the United States, the timing of increases and decreases in foreign sales may differ from the timing of increases and decreases in domestic sales. We are also subject to a number of other factors that may affect our current or future international operations. These include:

•	economic downturns, specifically in the regions in which we operate;

•	currency exchange rate fluctuations and sovereign debt crises;

•	international incidents, including public health crises such as the COVID-19 pandemic;

•	natural disasters;

•	government instability; and

•	competitors entering our current and potential markets.

Our operations in Europe are also subject to risks associated with the withdrawal of the United Kingdom from the European Union (“EU”). On January 31, 2020, the United Kingdom of Great Britain and Northern Ireland officially exited the EU (“Brexit”) and entered into a transition period to negotiate the final terms of Brexit. The transition period is expected to end on December 31, 2020. The continued uncertainty regarding the transition and impact of the withdrawal may have an adverse impact on European and global economic conditions. Unfavorable economic conditions could negatively affect consumer demand for our products, which could unfavorably impact our results of operations and financial condition.

Our international operations are also subject to compliance with the U.S. Foreign Corrupt Practices Act and other anti-bribery laws applicable to our operations. While we have policies and procedures intended to ensure compliance with these laws, our employees, contractors, representatives and agents may take actions that violate our policies. Moreover, it may be more difficult to oversee the conduct of any such persons who are not our employees, potentially exposing us to greater risk from their actions. Any violations of those laws by any of those persons could have a negative impact on our business.

An adverse trend in sales during the holiday selling season could impact our financial results.

Our business, like that of many retailers, is seasonal, with the major portion of our sales and operating profit realized during the fourth fiscal quarter, which includes the holiday selling season. During fiscal 2019, we generated approximately 34% of our sales during the fourth quarter. Any adverse trend in sales during the holiday selling season (for example, because of the continuing and unknown duration and impact of the COVID-19 pandemic and/or related economic effects) could lower our results of operations for the fourth quarter and the entire fiscal year and adversely impact our liquidity.

Our results of operations may fluctuate from quarter to quarter.

Our results of operations may fluctuate from quarter to quarter depending upon several factors, some of which are beyond our control. These factors include, but are not limited to:

•	the timing and allocations of new product releases including new console launches;

•	the timing of new store openings or closings;

•	shifts in the timing or content of certain promotions or service offerings;

•	the effect of changes in tax rates in the jurisdictions in which we operate;

•	acquisition costs and the integration of companies we acquire or invest in;

•	the mix of earnings in the countries in which we operate;

•	the costs associated with the exit of unprofitable markets, businesses or stores; and

•	changes in foreign currency exchange rates.

These and other factors could affect our business, financial condition and results of operations, and this makes the prediction of our financial results on a quarterly basis difficult. Also, it is possible that our quarterly financial results may be below the expectations of public market analysts.

An important element of our business strategy is to de-densify our global store base. Failure to successfully transfer customers and sales from closed stores to nearby stores could adversely impact our financial results.

As a part of our business strategy, we are de-densifying our global store base, which includes closing stores that are not meeting performance standards or stores at the end of their lease terms with the intent of transferring sales to other nearby locations. We believe that we can ultimately increase profitability by successfully transferring customers and sales to other stores by marketing directly to the PowerUp Rewards members who have shopped in the stores that we plan to close. If we are unsuccessful in marketing to customers of the stores that we plan to close or in transferring sales to nearby stores, our results of operations could be negatively impacted.

If we are unable to renew or enter into new leases on favorable terms, our revenue may be adversely affected.

All of our retail stores are located in leased premises. If the cost of leasing existing stores increases, we cannot assure you that we will be able to maintain our existing store locations as leases expire. In addition, we may not be able to enter into new leases on favorable terms or at all, or we may not be able to locate suitable alternative sites in a timely manner. Our revenues and earnings may decline if we fail to maintain existing store locations, enter into new leases, locate alternative sites or find additional sites for new store expansion.

Beginning in March 2020, we began negotiating with landlords under leases of stores impacted by the COVID-19 pandemic to defer or abate the applicable rent during the store closure period, to modify the terms (including rent) of our leases going forward after the stores reopen, or in certain instances to terminate the leases and permanently close some of the stores. However, there can be no assurance that we will be able to negotiate rent deferrals or rent abatements, or terminate the leases, on commercially reasonable terms or at all. If we are unable to renegotiate the leases and continue to suspend rent payments, we could be forced to either pay rent for periods in which our stores were closed or default under the leases, in which case landlords could attempt to terminate our leases and accelerate our future rents due thereunder. Our negotiations with landlords may have a negative impact on our ability to renew leases on favorable terms in the future.

Pressure from our competitors may force us to reduce our prices or increase spending, which could decrease our profitability.

The retail environment is intensely competitive and subject to rapid changes in consumer preferences and frequent new product introductions. We compete with mass merchants and regional chains, including Wal-Mart and Target; computer product and consumer electronics stores, including Best Buy; internet-based retailers such as Amazon.com; other U.S. and international video game and PC software specialty stores located in malls and other locations, such as Carrefour and Media Markt; toy retail chains; direct sales by software publishers; the online environments operated by Sony (PlayStation Network), Microsoft (XBox Live), Nintendo (Nintendo Switch Online), as well as other online retailers and game rental companies. Some of our competitors have longer operating histories and may have greater financial resources than we do or other advantages. In addition, certain of these competitors may have more experience and infrastructure to support increased delivery orders, and may have improved their ability to deliver products as a result of, including in the case of mall merchants and regional chains, having been permitted to remain open during the COVID-19 pandemic. Additionally, competitors who were able to remain open during the COVID-19 pandemic may create increased competition for allocations from our suppliers. Furthermore, video game products and content are increasingly being digitally distributed and new competitors built to take advantage of these new capabilities are entering the marketplace, and other methods may emerge in the future. The potential increase in consumers’ downloading of video game content in favor of purchasing games in stores as a result of COVID-19 related quarantine policies and social distancing measures could further accelerate consumer purchases of online video game content from other retailers. We also compete with other sellers of pre-owned video game products and other PC software distribution companies, including Steam. Certain of our mass-merchant competitors are expanding in the market for new and pre-owned video games through aggressive pricing which may negatively affect our margins, sales and earnings for these products. Additionally, we compete with other forms of entertainment activities, including browser, social and mobile games, movies, television, theater, sporting events and family entertainment centers. If we lose customers to our competitors, or if we reduce our prices or increase our spending to maintain our customers, we may be less profitable.

Changes to tariff and import/export regulations may negatively impact our future financial condition and results of operations.

The United States and other countries have from time to time proposed and enacted protectionist trade policies that could increase the cost or reduce the availability of certain merchandise. In particular, the current U.S. administration has made certain changes to import/export tariffs and international trade agreements. The changes announced and made to date do not impact the merchandise that we offer. Any measures that could impact the cost or availability of the merchandise we offer could have an adverse impact on our business because a significant portion of the products we offer are purchased from foreign vendors and manufactured in foreign countries.

Failure to attract and retain executive officers and other key personnel could materially adversely affect our financial performance.

Our success depends upon our ability to attract, motivate and retain a highly trained and engaged workforce, including key executives, management for our stores and skilled merchandising, marketing, financial and administrative personnel. In addition, the turnover rate in the retail industry is relatively high, and there is an ongoing need to recruit and train new store employees. Factors that affect our ability to maintain sufficient numbers of qualified employees include employee morale, our reputation, unemployment rates, competition from other employers and our ability to offer appropriate compensation packages. Our inability to recruit a sufficient number of qualified individuals or our failure to retain key executive officers and other employees in the future may have a negative impact on our business and results of operations.

If our management information systems fail to perform or are inadequate, our ability to manage our business could be disrupted.

We rely on computerized inventory and management systems to coordinate and manage the activities in our distribution centers, as well as to communicate distribution information to the off-site, third-party operated distribution centers with which we work. The third-party distribution centers pick up products from our suppliers, repackage the products for each of our stores and ship those products to our stores by package carriers. We use inventory replenishment systems to track sales and inventory.

Our ability to rapidly process incoming shipments of new release titles and deliver them to all of our stores, either that day or by the next morning, enables us to meet peak demand and replenish stores at least twice a week, to keep our stores in stock at optimum levels and to move inventory efficiently. Our systems are subject to damage or interruption from power outages, telecommunications failures, cyber-attacks, security breaches and catastrophic events. If our inventory or management information systems fail to adequately perform their functions, our business could be adversely affected. In addition, if operations in any of our distribution centers were to shut down or be disrupted or if these centers were unable to accommodate stores in a particular region, our business and results of operations may be negatively impacted.

We rely on centralized facilities for refurbishment of our pre-owned products. Any disruption to these facilities could adversely affect our profitability.

We rely on centralized facilities for the refurbishment of many of the pre-owned products that we sell. If any disruption occurred at these facilities, whether due to natural disaster or severe weather, or events such as fire, accidents, power outages, systems failures, restrictions on business operations (including as a result of COVID-19), or other unforeseen causes, sales of our pre-owned products could decrease. Since we generally obtain higher margins on our pre-owned products, any adverse effect on their sales could adversely affect our profitability.

Our sales of collectibles depend on popularity of and trends in pop culture, and our ability to react to them.

Our sales of collectibles are heavily dependent upon the continued demand by our customers for collectibles, apparel, toys, gadgets, electronics and other retail products for pop culture and technology enthusiasts. The popularity of such products is often driven by movies, television shows, music, fashion and other pop culture influences. The market for, and appeal of, particular types of music, movies, television shows, artists, actors, styles, trends and brands are constantly changing. The interruption in the production of new music, movies and television shows, and the reduced access to our storefronts by consumers caused by the COVID-19 pandemic, has had and is likely to continue to have a negative impact on sales of collectibles. In addition, our failure to anticipate, identify and react appropriately to changing trends and preferences of customers could lead to, among other things, excess inventories and higher markdowns. There can be no assurance that the collectibles and related products that we sell will appeal to our customers.

We depend on licensed products for a substantial portion of our sales of collectibles and our inability to maintain such licenses and obtain new licensed products would adversely affect our sales of collectibles.

We license from others the rights to sell certain of our collectibles and many of these products contain a third party’s trademarks, designs and other intellectual property. If we are unable to maintain current licenses or obtain new licensed products with comparable consumer demand, our sales of collectibles would decline. Furthermore, we may not be able to prevent a licensor from choosing not to renew a license with us and/or from licensing a product to one of our competitors.

If we do not maintain the security of our customer, employee or company information, we could damage our reputation, incur substantial additional costs and become subject to litigation.

An important part of our business involves the receipt, processing and storage of personal information of our customers and employees, including, in the case of customers, payment information. We have systems and processes in place that are designed to protect against security and data breaches and unauthorized access to confidential information. Nevertheless, cyber-security risks such as malicious software and attempts to gain unauthorized access to data are rapidly evolving and becoming increasingly sophisticated. Techniques or software used to gain unauthorized access, and/or disable, degrade or harm our systems may be difficult to detect for prolonged periods of time, and we may be unable to anticipate these techniques or put in place protective or preventive measures. These attempts to gain unauthorized access could lead to disruptions in our systems, unauthorized release of confidential or otherwise protected information or corruption of data. If individuals are successful in infiltrating, breaking into, disrupting, damaging or otherwise stealing from the computer systems of the Company or its third-party providers, we may have to make a significant investment to fix or replace them, and may suffer interruptions in our operations in the interim, including interruptions in our ability to accept payment from customers and our ability to issue and redeem loyalty points under our Power Up Rewards program. Such an event may also expose us to costly litigation, government investigations, government enforcement actions, fines and/or lawsuits and may significantly harm our reputation with our members and customers. We are continuously working to upgrade our information technology systems and provide employee awareness training around phishing, malware, and other cyber risks to protect our member, customer, employee, and company data against cyber risks and security breaches. Despite these efforts, we have experienced cybersecurity attacks in the past and there is no guarantee that the procedures that we have implemented to protect against unauthorized access to secured data are adequate to safeguard against future data security breaches. While past cybersecurity attacks have not resulted in material losses, a data security breach or any failure by us to comply with applicable privacy and information security laws and regulations could materially impact our business and our results of operations. Moreover, a data security breach or change in applicable privacy or security laws or regulations could require us to devote significant management resources to address the problems created by the breach or such change in laws or regulations and to expend significant additional resources to upgrade further the security measures that we employ to guard against such breaches or to comply with such change in laws or regulations, which could disrupt our business, operations and financial condition.

Damage to our reputation could adversely affect our business and our relationships with our customers.

Our continued success depends upon customers’ perception of our Company. Any negative publicity relating to our vendors, products, practices or our Company could damage our reputation. The increased use of social media platforms allows for the rapid dispersal of information, including negative feedback or other commentary, which could negatively impact our reputation and result in declines in customer loyalty and adversely affect our results of operations.

If our internal control over financial reporting is ineffective, our business may be adversely affected and we may lose market confidence in our reported financial information which could adversely impact our business and stock price.

Effective internal control over financial reporting can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements and may not prevent or detect misstatements because of inherent limitations. These limitations include, among others, the possibility of human error, inadequacy or circumvention of controls and fraud. Additionally, remote work arrangements and other operational changes instituted in response to COVID-19 may impair our ability to maintain effective internal control over financial reporting.

As disclosed in Part II, Item 9A., “Controls and Procedures,” in our Annual Report on Form 10-K for fiscal year 2018, we identified control deficiencies during fiscal 2018 that constituted material weaknesses relating to end-user and privileged access to certain information technology systems that support our financial reporting process. In fiscal 2019, management implemented a remediation plan and concluded that the previously identified material weaknesses have been remediated as of February 1, 2020. If we are unable to maintain effective internal control over financial reporting, our ability to report financial information timely and accurately could be adversely affected. As a result, we could lose investor confidence and become subject to litigation or investigations, which could adversely affect our business, operations, financial condition and our stock price.

If our vendors fail to provide marketing and merchandising support at historical levels, our sales and earnings could be negatively impacted.

The manufacturers of video game hardware and software have typically provided retailers with significant marketing and merchandising support for their products. As part of this support, we receive cooperative advertising and market development payments from these vendors which enable us to actively promote and merchandise the products we sell and drive sales at our stores and on our websites. We cannot assure you that vendors will continue to provide this support at historical levels. If they fail to do so, our business and results of operations may be negatively impacted.

Restrictions on our ability to purchase and sell pre-owned video game products could negatively affect our financial condition and results of operations.

Our financial results depend on our ability to purchase and sell pre-owned video game products within our stores. Actions by manufacturers or publishers of video game products or governmental authorities to prohibit or limit our ability to purchase or sell pre-owned video game products, or to limit the ability of consumers to play pre-owned video games, could have a negative impact on our results of operations.

Sales of video games containing graphic violence may decrease as a result of actual violent events or other reasons, and our financial results may be adversely affected as a result.

Many popular video games contain material with graphic violence. These games receive an “M” or “T” rating from the Entertainment Software Ratings Board. As actual violent events occur and are publicized, or for other reasons, public acceptance of graphic violence in video games may decline. Consumer advocacy groups may increase their efforts to oppose sales of graphically-violent video games and may seek legislation prohibiting their sales. As a result, our sales of those games may decrease, which could negatively impact our results of operations.

Unfavorable changes in our global tax rate could have a negative impact on our business, results of operations and cash flows.

As a result of our operations in many foreign countries, our global tax rate is derived from a combination of applicable tax rates in the various jurisdictions in which we operate. Depending upon the sources of our income, any agreements we may have with taxing authorities in various jurisdictions and the tax filing positions we take in various jurisdictions, our overall tax rate may be higher than other companies or higher than our tax rates have been in the past. We base our estimate of an annual effective tax rate at any given point in time on a calculated mix of the tax rates applicable to our business and to estimates of the amount of income to be derived in any given jurisdiction. A change in the mix of our business from year to year and from country to country, changes in rules related to accounting for income taxes, changes in tax laws in any of the multiple jurisdictions in which we operate or adverse outcomes from the tax audits that regularly are in process in any jurisdiction in which we operate could result in an unfavorable change in our overall tax rate, which could have a material adverse impact on our business and results of our operations.

Litigation and the outcomes of such litigation could negatively impact our future financial condition and results of operations.

In the ordinary course of our business, we are, from time to time, subject to various litigation and legal proceedings, including matters involving wage and hour employee class actions, stockholder and consumer class actions, tax audits and unclaimed property audits by states. The outcome of litigation and other legal proceedings and the magnitude of potential losses therefrom, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify.

Certain of these legal proceedings, if decided adversely to us or settled by us, may require changes to our business operations that negatively impact our operating results or involve significant liability awards that impact our financial condition. The cost to defend litigation may be significant. As a result, legal proceedings may adversely affect our business, financial condition, results of operations or liquidity. See Item 3. “Legal Proceedings” in our Form 10-K.

Legislative actions and changes in accounting rules may cause our general and administrative and compliance costs to increase and impact our future financial condition and results of operations.

In order to comply with laws adopted by the U.S. government or other U.S. or foreign regulatory bodies, we may be required to increase our expenditures and hire additional personnel and additional outside legal, accounting and advisory services, all of which may cause our general and administrative and compliance costs to increase. Significant workforce-related legislative changes could increase our expenses and adversely affect our operations. Examples of possible workforce-related legislative changes include changes to an employer’s obligation to recognize collective bargaining units, the process by which collective bargaining agreements are negotiated or imposed, minimum wage requirements, and health care mandates. In addition, changes in the regulatory environment affecting Medicare reimbursements, workplace safety (including in response to the COVID-19 pandemic), product safety, supply chain transparency, and increased compliance costs related to enforcement of federal and state wage and hour statutes and common law related to overtime, among others, could cause our expenses to increase without an ability to pass through any increased expenses through higher prices. Environmental legislation or other regulatory changes could impose unexpected costs or impact us more directly than other companies due to our operations as a global retailer. Specifically, environmental legislation or international agreements affecting energy, carbon emissions, and water or product materials are continually being explored by governing bodies. Increasing energy and fuel costs, supply chain disruptions and other potential risks to our business, as well as any significant rule making or passage of any such legislation, could materially increase the cost to transport our goods and materially adversely affect our results of operations. Additionally, regulatory and enforcement activity focused on the retail industry has increased in recent years, increasing the risk of fines and additional operational costs associated with compliance.

As a seller of certain consumer products, we are subject to various federal, state, local and international laws, regulations, and statutes relating to product safety and consumer protection.

While we take steps to comply with these laws, there can be no assurance that we will be in compliance, and failure to comply with these laws could result in litigation, regulatory action and penalties which could have a negative impact on our business, financial condition and results of operations. In addition, our suppliers might not adhere to product safety requirements and the Company and those suppliers may therefore be subject to involuntary or voluntary product recalls or product liability lawsuits. Direct costs, lost sales and reputational damage associated with product recalls, government enforcement actions or product liability lawsuits, individually or in the aggregate, could have a negative impact on future revenues and results of operations.

Our business could be negatively affected as a result of actions of activist shareholders, including those currently waging a proxy contest, and such activism could impact our business.

Certain shareholders are currently and may, from time to time again, engage in proxy solicitations or advance shareholder proposals, or otherwise attempt to effect changes and assert influence on our board of directors and management. Activist campaigns that contest or conflict with our strategic direction or seek changes in the composition of our board of directors could have an adverse effect on our operating results and financial condition. A proxy contest requires us to incur significant legal and advisory fees, proxy solicitation expenses and administrative and associated costs and require significant time and attention by our board of directors and management, diverting their attention from the pursuit of our business strategy. Any perceived uncertainties as to our future direction and control, our ability to execute on our strategy, or changes to the composition of our board of directors or senior management team arising from a proxy contest could lead to the perception of a change in the direction of our business or instability which may result in the loss of potential business opportunities, make it more difficult to pursue our strategic initiatives, or limit our ability to attract and retain qualified personnel and business partners, any of which could adversely affect our business and results of operations. If individuals are ultimately elected to our board of directors with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create additional value for our shareholders. We may choose to initiate, or may become subject to, litigation as a result of the proxy contest or matters arising from the proxy contest, which would serve as a further distraction to our board of directors and management and would require us to incur significant additional costs. In addition, actions such as those described above could cause significant negative or other fluctuations in the trading price of our securities based upon temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.